Exhibit 99

Titan Wheel Corporation of Illinois Employees See Record Summer Bonus

    QUINCY, Ill.--(BUSINESS WIRE)--June 30, 2004--Employees of Titan Wheel Corporation of Illinois, a subsidiary of Titan International, Inc. (NYSE:TWI), will receive a record summer bonus of $2.20 per hour versus the previous record of $1.45 per hour paid in 1998. The average payout will be approximately $2,500 per employee.
    Titan president and CEO Maurice Taylor Jr. stated, "I would like to congratulate all the Quincy employees - there is not a better team anywhere. Every night the talking heads on TV say that manufacturing is dead in the U.S., but the Quincy Titan employees have proven that hard work can build a successful company."

    Titan is a supplier of mounted wheel and tire systems for off-highway equipment used in agriculture, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489